EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ACQUIRES AEG ELEKTROFOTOGRAFIE GMBH

Key Supplier of Selenium Coatings

BEDFORD, MA, (May 2, 2006) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of state-of-the-art diagnostic and digital imaging systems directed towards women’s health, today announced it has acquired AEG Elektrofotografie GmbH and its group of related companies (“AEG Elektrofotografie”) for a purchase price of EUR 21 million subject to adjustment, plus a one-year earn-out of EUR 1.7 million. The purchase price consists of EUR 16,297,650 in cash and an additional 109,720 shares of Hologic Common Stock. The common stock is subject to certain lockups based on achieving an EBITDA target or if the stock price increases/decreases by a set amount. The earn-out will be payable in cash if AEG Elektrofotografie calendar year 2006 EBITDA exceeds a pre-set amount.

AEG Elektrofotografie, a privately held company headquartered in Warstein, Germany, is a leading manufacturer of photoconductor materials, and is Hologic’s sole supplier of amorphous selenium photoconductor coatings employed in its Selenia full-field digital mammography detectors. AEG Elektrofotografie also develops, manufactures, and sells photoconductor materials for use in a variety of electro photographic applications, including copying and printing. AEG Elektrofotografie’s estimated revenue in calendar year 2005 was EUR 42.7 million. Hologic expects this acquisition to be accretive to earnings.

With the acquisition of AEG Elektrofotografie, Hologic takes direct control over a critical step in its detector manufacturing process. Hologic and AEG Elektrofotografie had previously developed a close collaborative relationship, including in manufacturing and research and development. The combination of the companies should facilitate further manufacturing efficiencies and accelerate research and development of new detector products.

“The agreement to acquire AEG Elektrofotografie is consistent with the Company’s long-term strategic plan,” said Jack Cumming, Chairman and Chief Executive Officer. “With our amorphous selenium detector technology, we are well positioned to benefit from the transition of analog to digital mammography. Bringing amorphous selenium technology in-house should allow us to more efficiently manage our supply chain, improve manufacturing margins and respond to the continued growth of Selenia and future product development requirements.”

“We are pleased to ensure that our long-standing tradition of providing innovative high quality products to our customers will continue as a result of this business transaction,” said Manfred Wagner, Chairman of the Managing Board of AEG Elektrofotografie. “We are confident that Hologic along with our talented team will work collaboratively to build an even stronger platform for x-ray imaging applications.”

About Hologic

Hologic Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on mammography and breast biopsy, osteoporosis assessment, and mini C-arm and extremity MRI imaging for orthopedic applications. For more information visit www.hologic.com.

About AEG Elektrofotografie

Since 1970, AEG Elektrofotografie GmbH and its predecessors have been worldwide leading photoreceptor manufacturers for a variety of electro-photographic processes, including copying, printing, and x-ray imaging applications. Key technologies of AEG are selenium vacuum deposition with more than forty-five years experience, and organic dip coating process technologies for analog and digital printing and copying applications. For more information visit www.aeg-photoconductor.com.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the anticipated benefits of the acquisition of AEG Elektrofotografie. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Risks and uncertainties that may cause actual contributions of the acquisition to vary materially from Hologic’s expectations, include, among others: problems may arise with the ability of Hologic to successfully integrate the businesses of AEG Elektrofotografie, which may result in the combined companies not operating as effectively and efficiently as expected; Hologic may not be able to achieve the expected synergies from the acquisition or it may take longer than expected to achieve those synergies; the acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from Hologic’s expectations; AEG Elektrofotografie conducts its business worldwide, with headquarters in Germany and manufacturing operations in Germany, China and the United States, which will create additional risks to Hologic in successfully integrating and operating AEG Elektrofotografie’s business; and the combined companies may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit Hologic’s ability to increase commercial production of the Selenia and other of Hologic’s digital products, including Hologic’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of Hologic’s sales force to successfully service its product offerings; Hologic’s ability to successfully manage current or future acquisitions, alliances or joint ventures; Hologic’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; expenses and uncertainties relating to litigation and governmental investigations, including the FTC’s current investigation of

Hologic’s acquisition of certain intellectual property assets from Fischer Imaging; risks relating to compliance with financial covenants under Hologic’s leases; technical innovations that could render products marketed or under development by Hologic obsolete; competition; and reimbursement policies for the use of Hologic’s products. Other factors that could adversely affect Hologic’s business and prospects are described in Hologic’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Hologic’s expectations or any change in events, conditions or circumstances on which any such statement is based.